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Exhibit 10.19

BILL OF EXCHANGE PURCHASE AGREEMENT

        THIS AGREEMENT (together with the Schedules attached hereto, the "Agreement") is entered into by and between SILICON VALLEY BANK, a California banking corporation whose principal place of business is 3003 Tasman Drive, Santa Clara, California 95054 ("Bank") and the entity whose name and principal place of business are shown on the signature page of this Agreement ("Seller") and is made with references to the following facts:

        A. Seller may from time to time offer to sell to Bank certain negotiable Bills of Exchange due from the makers thereof ("Buyer" or "Buyers") to Seller. Bank may purchase Seller's Bills of Exchange on a non-recourse basis on the terms and conditions set forth below. Bills of Exchange sold to Bank shall include the Purchased Assets.

        B. Subject to the terms and conditions set forth below. Bank agrees to accept the risk of nonpayment of all purchased Bills of Exchange due to a Credit Event as defined herein.

        NOW, THEREFORE, in consideration of the foregoing facts and the mutual promises set forth below, the parties agree as follows:

1.     Definitions and Incorporated Documents.

        1.1.  The definitions set forth in Schedule "A" hereto are incorporated herein by references.

        1.2.  All capitalized terms not herein defined shall have the meanings set forth in the California Commercial Code.

2.     Sales and Purchases of Bills of Exchange.

        2.1.  Seller may offer a Bill of Exchange for purchase by Bank from time to time. Each offer must be accompanied by the following Documents:

          (a)   a fully executed copy of the related Contract (when available);

          (b)   the original of the related Bill of Exchange in international formal duly endorsed to the order of Bank without recourse;

          (c)   conformed copies of the original transport document evidencing shipment and commercial invoices;

          (d)   acceptable written confirmation to Bank that all signatures on all documents are genuine and legally and validly binding on the respective parties and that all such signatories are duly authorized to execute such documents in their indicated capacities or formal acceptance of the Bill of Exchange by the Buyer with validation by the Buyer's local bank; and

          (f)    any other documentation required by this Agreement or requested by Bank.

        2.2   Subject to the terms and conditions of this Agreement, Bank may purchase the Bills of Exchange. Bank shall promptly pay the Purchase Price of the Bill of Exchange to Seller upon receipt by Bank of the documents specified in Section 2.1 hereof.

3.     Seller's Representations, Warranties, and Agreements.

        3.1.  To induce Bank to enter into this Agreement and to purchase any Bill of Exchange offered to Bank hereunder, Seller warrants and represents to Bank, now and as of the date of each such offer, that:

          (a)   such Bill of Exchange arises from a bona fide, duly authorized sale or lease of goods or services in the ordinary course of Seller's business; that all of the terms of such Bill of Exchange (including the face amount and maturity thereof) are accurately reflected in the Documents; that all required performance by Seller under the Contract with Buyer has been completed, and that there are no undisclosed terms, conditions, or agreements pertaining to such sale or lease;

          (b)   such Bill of Exchange has been validly executed by a person duly authorized by the Buyer to execute such Bill of Exchange and is fully enforceable in accordance with its terms;

          (c)   such Buyer is liable for the payment of the full amount stated in the Bill of Exchange in accordance with the terms thereof without defense, counterclaim or set-off; no payments have been made by such Buyer on such Bill of Exchange except as disclosed to Bank in the Documents; Buyer is not in default nor does there exist a set of facts or circumstances which by the giving of notice or the passage of time, would cause the Buyer to be in default under the Bill of Exchange; and Seller is aware of no facts that would indicate that payment of such Bill of Exchange would be delayed or that such Bill of Exchange is uncollectible in whole or in part;

          (d)   Seller is not insolvent within the meaning of any provision of applicable law, and Seller has the unqualified right to sell, assign and transfer to Bank the full ownership of and all interest in such Bill of Exchange, including any interest, finance charges and other costs or expense relating to such Bill of Exchange, if any, that are recoverable from the Buyer;

          (e)   Bank will have all interest in and full ownership of such Bill of Exchange and all related Purchased Assets, and such Bill of Exchange is free and clear of any taxes, levies, set-offs, counterclaims, defenses, liens, encumbrances, security interests, or other adverse claims or interests of any kind;

          (f)    no financing statement covering all or any part of the Purchased Assets is on file in any recording office, except such as required by this Agreement in favor of Bank or in favor of any creditor with respect to Permitted Liens;

          (g)   no consent of any other person or entity and no authorization, approval or other action by, and no notice to or filing with, any governmental authority is required (i) for the Buyer to pay the amount due under the Bill of Exchange at maturity or for the sale by Seller of the Purchased Assets to Bank, free from all other rights or interests therein, other than such authorizations, approvals, notices, or filings which have been obtained or are being obtained in connection with this Agreement, or (ii) for the exercise by Bank of its rights and remedies hereunder;

          (h)   Seller is duly formed and existing as a corporation or other entity, as indicated on the signature page hereof, has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and all other instruments and documents to be delivered by it hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance hereof;

          (i)    neither the execution nor the delivery of this Agreement or any other communication by Seller hereunder, nor the transactions herein contemplated, nor compliance with the terms, conditions and provisions of this Agreement will: (i) contravene any provision of any law, statute, rule or regulation to which Seller is subject or any judgment, decree, order, or permit applicable to Seller; (ii) conflict with or constitute a default under any agreement to which Seller is a party or by which it or the Purchased Assets are otherwise bound; or (iii) require compliance with any bulk sales act or similar law; and

          (j)    Seller has complied with all applicable laws and regulations in connection with its performance under the Contracts and sale of the goods or services giving rise to any Purchased Assets.

        3.2.  Seller covenants and agrees:

          (a)   at its sole expense, to diligently and consistently provide reasonable assistance to ensure that the Buyers whose Bills of Exchange are sold to Bank hereunder pay such Bill of Exchange in accordance with their terms, and to cooperate with Bank to collect any Bill of Exchange sold to Bank that remains unpaid at its maturity;

          (b)   to promptly pay to Bank all monies received by Seller in payment of a Bill of Exchange purchased by Bank;

          (c)   upon Bank's request from time to time, to provide to Bank copies of its last audited financial statements and all other information pertaining to its affairs and business as Bank may request;

          (d)   not to: (i) grant any extension of time for payment of any of the Bills of Exchange or any other Purchased Asset which includes a monetary obligation, (ii) compromise or settle any Bills of Exchange or any such other Purchased Asset for less than the full amount thereof, (iii) release in whole or in part any Buyer, Bill of Exchange debtor or other person liable for the payment of any of the Bills of Exchange or any such other Purchased Asset or (iv) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect any of the Bills of Exchange or any such other Purchased Asset.

          (e)   to give Bank prompt notice of any Credit Event relating to a Buyer or to a Bill of Exchange previously sold to Bank, any perceived or actual deterioration in its own or in a Buyer's financial or business affairs, or any event that constitutes or could lead to a Trade Dispute involving a Buyer;

          (f)    to perform all of its obligations under any Contract, and not to terminate, cancel or amend the payment terms and conditions of such Contract without the prior written approval of Bank;

          (g)   to pay Bank a misdirected payment fee equal to one-half of one percent (0.5%) per day of the face amount of any payment on Bills of Exchange received by Seller and not paid in kind to Bank within two (2) Business Days after receipt thereof by Seller; and

          (h)   to: (i) obtain and maintain in force at all times an insurance policy with respect to the Bills of Exchange which names the Bank as sole loss payee and which is approved by Bank (the "Policy"), and not amend or alter the Policy without Bank's written consent, except to increase the Policy's aggregate coverage; (ii) permit representatives of Bank to examine records and documents of Seller relating to the Bills of Exchange or the Policy, and to make copies thereof or abstracts therefrom, at any time during normal business hours upon reasonable and advance notice to Seller; (iii) provide Bank promptly upon receipt copies of all notices, including, without limitation, all notices of any change in terms or conditions, received from the insurer of the Policy; upon Bank's demand, reimburse Bank for all costs Bank is required to pay pursuant to the Policy and indemnify and hold harmless Bank against all costs Bank incurs with respect to the Policy, including, without limitation, premiums paid by Bank and credit insurance deductibles and retentions provided for under the Policy; reimburse Bank for the deductible amount for claims and uninsured portions, if any, under the Policy; and (iv) in the event of any approved buyer's non-payment of such buyer's Bill of Exchange, file a claim for the reimbursement in accordance with the terms of the Policy, and concurrently deliver to Bank a copy of such notice of claim, comply with all requirements of the Policy for proof of payment of claim, and otherwise take all actions reasonably requested by Bank with respect to the enforcement of such claim.

4.     Indemnity, Recourse, and Setoff

        4.1   Seller hereby agrees to indemnify and hold Bank harmless from and against any and all claims, losses, demands, deductions, actions, judgments, costs, liabilities, expenses or damages (including reasonable fees and expenses of Bank's legal counsel, including allocated costs of in house counsel) suffered or incurred by Bank at any time in any way relating to or arising from any alleged or actual Trade Dispute, product liability, or other claim relating to Seller's performance or action with respect to the goods or services, any default by Seller in relation to the Documents, this Agreement or any representation made or deemed made hereunder by Seller to Bank pursuant to this Agreement being or becoming untrue or incorrect, or any monies mistakenly forwarded to Seller by Bank. Furthermore, Seller agrees to pay to Bank upon demand all expenses Bank may incur (including reasonable legal fees and expenses, including allocated costs of in-house counsel) in connection with any Insolvency Event with respect to Seller.

        4.2.  Bank hereby accepts the risk of the occurrence of a Credit Event relating to Bills of Exchange purchased by Bank hereunder subject, however, to the following limitations:

          (a)   Where (i) Bank has not received full payment of a Bill of Exchange due to a Trade Dispute; or (ii) any of Seller's representations under this Agreement with respect to any Bill of Exchange is untrue in any material respect when made; (iii) Seller defaults in the payment or performance of any Obligations; or (iv) Seller breaches any of its representations or warranties herein.

          (b)   In the event of an occurrence specified in Section 4.2(a) above, Bank may require Seller to repurchase such Bill of Exchange from Bank at a price equal to the unpaid balance of the face amount thereof plus interest at Bank's Prime Rate plus four percent (4%) from the date thereof until paid.

          (c)   Seller shall repurchase such Bill of Exchange by payment of such amount due to Bank within three (3) Business Days following Seller's receipt of Notice from Bank to repurchase such Bill of Exchange. Any such sale shall be without any warranty whatsoever, except a warranty against liens or encumbrances permitted or created by Bank.

        4.3.  Seller agrees that Bank may set off against any amount owed by Bank to Seller the total of all amounts owed by Seller to Bank pursuant to this Agreement or any other agreement between Bank and Seller, whether or not then due and payable.

        4.4.  Seller hereby waives, releases and exculpates Bank, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no event will Bank have any liability to Seller for lost profits or other special or consequential damages.

5.     Further Assurances.

        5.1.  In addition to the UCC-1 financing statements required to perfect the Bank's security interests in the Purchased Assets, as provided in Section 8.1. Seller at its own expense shall sign and deliver to Bank such additional documents and perform such other acts as Bank may request at any time, to evidence the sale of Bills of Exchange to Bank, to assure the attachment, perfection and first priority of the security interest of Bank in the Purchased Assets, and to enable Bank to exercise its rights and remedies with respect to the Purchase Assets hereunder under their terms or under applicable law or to carry out the intent of this Agreement.

6.     Event of Default.

        6.1.  Upon the occurrence of an Event of Default, which remains uncured for a period of ten (10) days after such occurrence, in addition to any rights Bank has under this Agreement or applicable law, Bank may terminate this Agreement, at which time all Obligations shall become immediately due and payable without notice.

        6.2.  If an Event of Default occurs at a time when Seller is indebted to Bank hereunder, and such Event of Default is not cured by Seller within ten (10) days after such occurrence. Seller waives all rights and defenses it may have as a "guarantor" or "surety" with respect to any Purchased Assets, including, without limitation (i) any rights of subrogation, reimbursement, indemnification or contribution or any other rights under Sections 2787 through 2855 of the California Civil Code and (ii) any rights and defenses by reason of any election of remedies by Bank. Without limitation, with respect to each Purchased Asset. Seller consents to any extension of the time of payment and any other indulgences; any compromise or variation in the terms of the Purchased Asset; any release or other dealing with any Buyer; and any failure to apply collateral or deposit, all without notice and without affecting the liability of Seller under this Agreement. All of Seller's Obligations may be enforced by Bank by proceeding directly against Seller to recover the full amount owed by Seller hereunder, or any portion thereof, without first proceeding against any Buyer or any other person or entity or collecting or otherwise realizing upon the Purchased Assets.

        6.3.  Bank shall not be liable to Seller for any amounts Bank may receive with respect to any Purchased Assets in excess of the Purchase Price thereof.

7.     General.

        7.1.  Any notice or other communication which is required to or may be given under this Agreement shall be in writing and delivered either by courier service, by registered U.S. mail, first-class mail, postage prepaid with return receipt requested, or by Electronic Communication. Any notice shall be directed to Bank or Seller, as the case may be, at the addresses or electronic addresses as indicated on the signature pages of this Agreement, and shall be effective upon receipt. Receipt of notices delivered by courier or by Electronic Communication will be effective upon delivery. Receipt of notices mailed as prescribed herein will be effective three (3) days from the date of deposit with the U.S. Postal Service. Faxed signatures shall be valid for all purposes. Any Electronic Communication to a party to this Agreement from or in the name of the other party to this Agreement will be considered to be duly authorized and binding upon the sending party, who authorizes the other party to act upon any such Electronic Communication. Copies of the parties' records regarding any Electronic Communication will be admissible in any legal, administrative or other proceedings as conclusive evidence as to the contents of the Electronic Communication in the same manner as an original document in writing, and the receiving party waives any right to object to the introduction of any such copy in evidence.

        7.2.  Seller agrees to pay (a) Bank's facility fee of Five Thousand U.S. Dollars (U.S.$5,000); (b) all out-of-pocket costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Bank in connection with the negotiation and preparation of this Agreement up to the maximum amount of Seven Thousand Five Hundred U.S. Dollars (U.S.$7,500); and (c) all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Bank in connection with the protection, preservation, exercise or enforcement of any of Bank's rights against Seller under this Agreement or any Insolvency Event relating to Seller (but excluding any costs and expenses incurred in connection with a Credit Event relating to a Buyer).

        7.3.  This Agreement and any sale of any Purchased Asset hereunder will bind and will inure to the benefit of the parties and their respective successors and assigns. Seller may not assign or transfer its rights under this Agreement or any sale of any Purchased Asset hereunder without the prior written approval of Bank. Bank's rights and obligations under this Agreement or any sale of any Purchased Asset hereunder may be assigned or transferred at any time without prior notice to or the approval by Seller.

        7.4.  The terms and conditions of this Agreement may not be amended, waived (whether by custom or course of conduct) or otherwise modified except by a writing executed by both parties. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is rendered.

        7.5.  This Agreement and any purchase of a Bill of Exchange hereunder will be governed by the laws of the State of California and the applicable provisions of the federal laws of the United States (other than any choice of law rules that would require the application of any other law).

        7.6.  Any dispute or controversy arising between the parties out of or in connection with this Agreement shall be finally resolved by binding arbitration in Santa Clara County, California, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, and the arbitral award may be entered as a judgment in any court having jurisdiction of the parties. The prevailing party (as designated by the arbitral award) shall be entitled to an award of its reasonable attorneys' fees, in addition to any other relief which is awarded to it. The arbitration shall be conducted by a single arbitrator, who shall be required to enforce this Agreement in accordance with its terms and in accordance with California law. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for injunctive or specific relief prior to instituting arbitration proceedings.

        7.7.  IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO. IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY ARBITRATION OR, IN APPROPRIATE CASES BY A COURT WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        7.8.  This Agreement constitutes the complete agreement between the parties, and supersedes all prior or contemporaneous written or oral agreements, and all undertakings, declarations or representations made with respect thereto, regarding the subject matter hereof. All Obligations shall survive the expiration or earlier termination of this Agreement.

        7.9.  All determinations hereunder shall be made by Bank in its discretion and shall be binding on Seller, absent manifest error. All references herein to "discretion" of Bank (or terms of similar import) shall mean "absolute and sole discretion." All consents and other actions of Bank contemplated by this Agreement may be given, taken, withheld or not taken in Bank's discretion (whether or not so expressed), except as otherwise expressly provided herein.

8.     Security Agreement.

        8.1.  The parties agree to treat these transactions as sales of assets. The Bank, in addition to holding Bills of Exchange as a security interest in the Purchased Assets, intends to file UCCs on the Purchased Assets as protection filing for the sales transactions completed under the Bills of Exchange issued under this Agreement.

        8.2.  Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of a purchaser and seller of Bills of Exchange, and not that of lender and borrower.

9.     Transfer and Assignment of Bills of Exchange.

        9.1.  Upon the purchase of any Bill of Exchange hereunder, Seller shall assign, set over, and transfer to Bank all of Seller's right, title, and interest in and to such Bill of Exchange.

        AGREED AND ACCEPTED this 30th day of April, 2002

SILICON VALLEY BANK, a California Corporation
By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Its:	Senior Vice President

        Communications and Notices to be directed to:

Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attn: Charles Grimes
Regional Market Manager
International Banking Group
Phone: (408) 654-7492
Fax: (408) 496-2418

        Displaytech Inc., a Colorado corporation

By:	/s/ Lloyd Lewis
Name:	Lloyd Lewis
Its:	CFO

        Communications and Notices to be directed to:

Displaytech Inc.
Address: 2602 Clover Basin Drive
Longmont, CO 80503
Attn: Lloyd Lewis
Chief Financial Officer Phone: (303) 774-2209
Fax: (303) 772-2193

SCHEDULE "A"

        A. Defined terms.

        "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as amended from time to time, or any successor statute.

        "Bill of Exchange" means any financial instrument common in international trade, such as drafts, bills of exchange, or trade or documentary acceptances.

        "Contract" means the contract, sales agreement, purchase order or requisition pertaining to a Bill of Exchange.

        "Credit Event" means a Buyer's financial inability to pay a Bill of Exchange at its maturity for any reason, including the occurrence of an Insolvency Event or a Political Event with respect to any Buyer.

        "Discount Period" means the number of days from the Bank's purchase of the Bill of Exchange from Seller to the maturity date on the face of the Bill of Exchange plus thirteen (13) days' grace period.

        "Discount Rate" means, at the time Bank purchase a Bill of Exchange under this Agreement, the Prime Rate then in effect plus two percent (2%).

        "Documents" means the documents described in Section 2.1.

        "Electronic Communication" means any communication by telefacsimile, telex, TWX, Bank wire, e-mail or other method of written telecommunication or electronic transmission, the receipt of which can be verified.

        "Equivalent Amount" means, with respect to an amount denominated in currency other than US Dollars, the amount of US Dollars that may be purchased with such amount of other currency through Silicon Valley Bank, at its spot rate at noon, New York time, two (2) Business Days prior to date of settlement, in accordance with normal Banking procedures.

        "Event of Default" means (i) Seller's default in the payment or performance of any Obligations; (ii) Seller's breach of any of its representations or warranties herein; (iii) Seller becoming subject to any Insolvency Event or any Material Adverse Change for which, after demand therefor by Bank, Seller has failed to provide adequate assurances of performance as required under applicable law.

        "Insolvency Event" occurs, with respect to a party when:

            (i)  institution of a voluntary or involuntary proceeding for the relief or reorganization of the party or for the arrangement of its debts, or the appointment of a receiver or similar official over the property of the party, under the Bankruptcy Code or the statutory law applicable to such party;

           (ii)  the party generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally;

          (iii)  a general offer of compromise is made by or on behalf of a party in writing to all of its creditors for an amount less than the party's indebtedness;

          (iv)  a general meeting of creditors is called by or on behalf of the party (the date of the notice of such meeting constituting the date of the Insolvency Event), possession is taken of party's assets for the benefit of its creditors, or a creditors' committee is formed to liquidate the party's assets;

           (v)  possession is taken of the party's assets under any security agreement, charge or mortgage;

          (vi)  the party's property is sold in bulk (the date of the actual sale constituting the date of the party's Insolvency);

         (vii)  all or part of the party's assets are sold or seized under a writ of execution or attachment, or a writ of execution is returned unsatisfied; or

         viii)  the party shall take any corporate or other organizational action to authorize any of the foregoing actions.

        "Material Adverse Change" means (i) a material adverse change in the business, operations, or condition (financial or otherwise) of Buyer or Seller occurs; or (ii) a material impairment of the prospect of repayment of any portion of the Obligations or of the resolution of any Trade Dispute occurs.

        "Obligations" means all present and future obligations owing by Seller to Bank whether or not for the payment of money, whether or not evidenced by any Bill of Exchange or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any bankruptcy case in which Seller is a debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

        "Permitted Liens" means liens of secured parties with which Bank has entered into a Release Agreement that remains in full force and effect.

        "Political Event" occurs, with respect to a Buyer, when:

            (i)  where a Bill of Exchange of the Buyer is denominated in U.S. Dollars, the Buyer is unable to obtain U.S. Dollars in any lawful market of the Buyer's country of residence or to effect a transfer of U.S. Dollars to Bank;

           (ii)  the Buyer's previously issued and valid authority to import any goods or services with respect to which a Bill of Exchange that is a Purchased Asset is outstanding into the Buyer's country of residence has been cancelled through no fault of such Buyer;

          (iii)  any law, order, decree or regulation having the force of law is imposed by any governmental authority having jurisdiction over the Buyer or over the business or property of the Buyer and prevents the importation of goods or services that have not been, at the date of such imposition, provided by Seller to the Buyer and with respect to which a Bill of Exchange that is a Purchased Asset is outstanding;

          (iv)  war, hostilities, civil war, rebellion, revolution, insurrection, civil unrest or other like disturbances occur in or involving the Buyer's country of residence having the effect of making it impossible or impracticable for the Buyer to import any goods or services with respect to which a Bill of Exchange that is a Purchased Asset is outstanding or to satisfy a Bill of Exchange that is a Purchased Asset; or

           (v)  the specific business or property of the Buyer with respect to which goods or services were provided by Seller is requisitioned, expropriated, confiscated or intervened in by any governmental authority having jurisdiction or claiming jurisdiction over the Buyer or the business or property of the Buyer at the time that a Bill of Exchange that is a Purchased Asset is outstanding.

        "Prime Rate" means the annual rate of interest announced by Silicon Valley Bank from time to time as its prime rate then in effect on U.S. Dollar loans. Bank's U.S. Prime Rate is not necessarily the lowest rate charged by Silicon Valley Bank on U.S. Dollar loans.

        "Purchased Date" means, with respect to the sale of a Bill of Exchange, the date upon which the Purchase Price is advanced to the Seller.

        "Purchased Price" means an amount equal to the discounted value of the Bill of Exchange purchased, such discounted value calculated upon the face value of the applicable Bill of Exchange at the Discount Rate for the applicable Discount Period calculated on a 360 day year, less a draw fee equal to one-half of one percent (0.5%) of the face value of such Bill of Exchange. In the case of any Bill of Exchange denominated in a currency other than U.S. Dollars, the discounted value of the Bill of Exchange shall be determined based on the Equivalent Amount of such value.

        "Purchased Asset" means any Bill of Exchange, all proceeds and products thereof, all security therefor and guaranties thereof, all returned goods in respect thereof, and all rights, remedies, powers and privileges with respect thereto, including the right to bring suit and otherwise enforce collection of such Bill of Exchange in the name of Bank or Seller, all rights as an unpaid seller of goods in respect thereof, and all rights to goods sold which may be represented thereby (including rights of replevin, claim and delivery, reclamation and stoppage in transit).

        "Subsidiary" means, with respect to the Seller, a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by the Seller, by one or more Subsidiaries of the Seller or by the Seller and one or more Subsidiaries.

        "Trade Dispute" means any reason, other than a Credit Event, because of which the Buyer fails to make payment in full of a Bill of Exchange whether or not such dispute relates to goods or services already paid for or to a Bill of Exchange other than the Bill of Exchange with respect to which the Buyer has failed to make payment, including (without limitation) disputes relating to or resulting from:

            (i)  alleged or actual defects or shortages in the quality or quantity of goods or services supplied by Seller to the Buyer;

           (ii)  return of goods or services from the Buyer to Seller for any reason whatsoever;

          (iii)  Seller's alleged or actual failure to comply with the terms of any Contract or other agreement with the Buyer; or

          (iv)  discounts, repudiations, reductions, adjustments or offsets granted by Seller and/or taken by the Buyer.

        "UCC" means the Commercial Code (as amended from time to time) of the State of California.

[SILICON VALLEY BANK LETTER HEAD]

April 30, 2002

Displaytech, Inc.
2602 Clover Basin Drive
Longmont, CO 80503

To Whom It May Concern,

        This letter is written in connection with that certain Bill of Exchange Purchase Agreement between Silicon Valley Bank ("Bank") and Displaytech, Inc. ("Seller"), dated April 30, 2002 and related documents, as may be amended from time to time, (the "Agreement"). Seller has notified Bank that it is in the process of forming a Japanese subsidiary ("Subsidiary"), and has requested that, upon the formation of the Subsidiary, Bank includes the Subsidiary as a party to the Agreement.

        Bank acknowledges Seller's request and upon approval by Bank, intends to include Subsidiary as a party to the Agreement. Approval will be based upon Bank's receipt and review of all documentation it requires, in its sole discretion.

        By signing below and returning a copy of this letter to Bank, Seller acknowledges that the Agreement has not been amended in any way. In entering into this letter, Bank is relying upon Seller's representations, warranties, and agreements, as set forth in the Agreement. Expect as expressly provided for herein pursuant to this letter, the terms of the Agreement remain unchanged and in full force and effect. Bank's intention to modify the Agreement in accordance with the provisions set forth in this letter in no way shall obligate Bank to make any future waivers or modifications to the Agreement.

        The provisions of this letter shall not be deemed effective until such time as Seller shall have returned a countersigned copy to Bank.

Very truly yours,
SILICON VALLEY BANK
By:	/s/ [ILLEGIBLE]
Title:	Senior Vice President

By executing below, the undersigned acknowledges and confirms the effectiveness of this letter.

DISPLAYTECH, INC.
By:	/s/ LLOYD LEWIS
Its:	CFO
Dated:	4/30/02

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BILL OF EXCHANGE PURCHASE AGREEMENT